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                                                                    EXHIBIT 12.1


                         PRINCIPAL FINANCIAL GROUP, INC.

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO


                                                      FOR THE
                                                     NINE MONTHS
                                                       ENDED                                  FOR THE
                                                     SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                               ------------------------   -------------------------------------------------------
                                                  2003          2002        2002       2001        2000        1999        1998
                                               ----------    ----------   --------   --------    --------    --------    --------
                                                                          ($ in millions)
1.  Income from continuing operations
    before income taxes ....................   $    791.5    $    543.3   $  665.8   $  464.1    $  840.2    $1,069.1    $  735.2
2.  Interest expense .......................         77.4          71.8       99.2       96.7       116.8       145.4        96.9
3.  Interest factor of rental expense ......          6.7           7.7        8.9       10.3        16.1        10.5        10.7
4.  Net (undistributed) distributed income
    from equity investees ..................        (19.0)          3.5        4.3      (17.4)      (27.1)      (99.7)      (12.9)
                                               ----------    ----------   --------   --------    --------    --------    --------
5.  Earnings before interest credited on
    investment products ....................        856.6         626.3      778.2      553.7       946.0     1,125.3       829.9
6.  Interest credited on investment
    products ...............................        551.4         558.8      743.4      773.1       723.5       709.5       582.7
                                               ----------    ----------   --------   --------    --------    --------    --------
7.  Earnings ...............................   $  1,408.0    $  1,185.1   $1,521.6   $1,326.8    $1,669.5    $1,834.8    $1,412.6
                                               ==========    ==========   ========   ========    ========    ========    ========

8.  Interest expense .......................   $     77.4    $     71.8   $   99.2   $   96.7    $  116.8    $  145.4    $   96.9
9.  Interest factor of rental expense                 6.7           7.7        8.9       10.3        16.1        10.5        10.7
10. Preferred stock dividend requirements
    of majority-owned subsidiaries
    (non-intercompany) .....................          0.6           0.2        0.4         --          --          --          --
                                               ----------    ----------   --------   --------    --------    --------    --------
11. Fixed charges before interest credited
    on investment products .................         84.7          79.7      108.5      107.0       132.9       155.9       107.6
12. Interest credited on investment
    products ...............................        551.4         558.8      743.4      773.1       723.5       709.5       582.7
                                               ----------    ----------   --------   --------    --------    --------    --------
13. Fixed charges ..........................   $    636.1    $    638.5   $  851.9   $  880.1    $  856.4    $  865.4    $  690.3
                                               ==========    ==========   ========   ========    ========    ========    ========

14. Ratio of earnings to fixed charges
    before interest credited on investment
    products
    (Line item 5/Line item 11) .............         10.1           7.9        7.2        5.2         7.1         7.2         7.7

15. Ratio of earnings to fixed charges
    (Line item 7/Line item 13) .............          2.2           1.9        1.8        1.5         1.9         2.1         2.0
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